ATLAS FUTURES FUND, LIMITED PARTNERSHIP
                             Best Efforts Selling
                        And Managing Dealer Agreement

    THIS AGREEMENT dated this 1st day of February, 1998, by and between Atlas Futures Fund, Limited Partnership, a Delaware Limited Partnership, (the "Fund" or Partnership") of 5916 N. 300 West, Fremont, IN 46737 and Ashley Capital Management, Incorporated, its general partner, (the "General Partner"); and, Futures Investment Company ("FIC" or "Managing Dealer") of 5916 N. 300 West, Fremont, IN 46737 and any other selling agents appointed by the General Partner to serve as additional selling agents ("Additional Selling Agents" or "Soliciting Dealer"), (FIC and Additional Selling Agents are collectively referred to as "Sales Agents").

                                  WITNESSETH:

    WHEREAS, the Fund was organized under a limited partnership agreement (the "Limited Partnership Agreement") and a Certificate of Limited Partnership filed with the Delaware Secretary of State on January 12, 1998, to engage in speculative trading of futures, options on futures and other commodity interests described in the Fund's final approved Disclosure Document dated February 1, 1998 (the "Disclosure Document" or "Prospectus"); and

    WHEREAS, the Fund proposes to offer and sell up to $7,000,000 of limited partnership interests (the "Units") as described in the Prospectus; and

    WHEREAS, the Sales Agents desire to promote, solicit, and complete the sale of the Units to customers identified by them upon the terms and in reliance upon the representations, warranties and agreements set forth herein; and

    WHEREAS, the General Partner desires to compensate the registered representatives of FIC and the Additional Selling Agents who are also associated persons, qualified to receive commodity commissions, by the payment of a percentage of the round turn or fixed commodity commissions based upon a percentage of equity in lieu of round turn commissions (hereinafter such payments are called "Trailing Commissions") earned by the General Partner in consideration of said registered representatives and associated persons providing service to the Partnership and the investors sold by the Sales Agents so long as said investors remain Partners in the Fund; and

    WHEREAS, the President of the General Partner, individually, and FIC, as Broker/Dealer, have entered into a separate Agreement to define their activities related to the marketing and sale of securities and commodity products by the President of the General Partner as a registered representative of FIC.

    NOW THEREFORE, the parties hereto, intending to be legally bound hereby and in consideration of the mutual agreements, covenants, representations and warranties contained herein, agree as follows:

I. Appointment of the Managing Dealer. The Partnership hereby engages the Managing Dealer to sell Units and to select and recommend Soliciting Dealers to serve on a non-exclusive, best efforts basis, to solicit and obtain applications and orders for the purchase of Units in the Fund to investors who meet the suitability standards established in the Prospectus and by applicable law upon the terms described in the Prospectus as required by applicable law and pursuant to this Agreement. The Managing Dealer and every Soliciting Dealer, will be, at the time of appointment and continuously during the time of their performance hereunder, members in good standing of the National Association of Securities Dealers, Inc. (the "NASD"), and will serve as independent contractors to the Partnership for the purpose of soliciting subscriptions for Units on a "best efforts" basis in accordance with the terms and conditions set forth herein and in the Prospectus.

A. No Market to be Maintained. It is understood that neither the Managing Dealer nor any Soliciting Dealer shall have any commitment or obligation to sell the Units or provide a market for the Units, other than to use their best efforts to attempt to sell such Units. The Partnership may, but is not obligated, to engage other NASD-member firms to sell Units on terms substantially the same as the terms hereof; provided, however, in certain instances, the terms of such engagements with respect to compensation may provide for the payment of commissions and other fees of less than the amounts provided to the Managing Dealer.

B. Allocation of Units. The allocation of Units among the Managing Dealer and any such other Soliciting Dealers shall, subject to the terms and conditions herein set forth, be made by the Partnership, with approval of the Managing Dealer, in their sole discretion. The Partnership reserves the right to notify each Sales Agent by telegram or by other means of the number of Units reserved for sale for each Sales Agent. Such Units will be reserved for sale until the time specified in such notification. Sales of any reserved Units after the time specified in the notification or any requests for additional Units will be subject to rejection by the Partnership, in whole or in part.

C. Duties of Sales Agents. The Sales Agents agree to act, subject to a $7,000,000 maximum upon total sales, including sales commissions, of Units by the Fund by the General Partner and all Sales Agents or termination as provided in this Agreement or the Prospectus, as the Sales Agents, to take the following actions:

1. Comply With Offering Procedures. Managing Dealer agrees to take, and agrees further to cause the Soliciting Dealers to take, those steps deemed necessary or desirable by legal counsel to the Partnership to comply with all laws and procedures applicable to the offering of Units for sale in the jurisdictions selected by the Partnership and approved by the Managing Dealer. The Partnership shall provide a legal opinion from its counsel, in satisfactory form and substance to legal counsel for the Managing Dealer, to advise the effective date of the Prospectus and to otherwise support the registration of the securities for sale together with a legal memorandum to identify the states and other jurisdictions, if any, in which the securities may be sold (the "Blue Sky Survey").
Sales Agents shall offer the Units for sale in those jurisdictions listed in said Blue Sky Survey and will use only the sales and advertising literature specifically supplied and authorized by the General Partner. Additional copies of the Prospectus will be supplied to Sales Agents in reasonable quantities upon request. The Partnership will also provide Sales Agents with reasonable quantities of supplemental literature, if any, prepared by the Partnership in connection with the offering of the Units.

2. Suitability Standards. Solicitation and other activities by the Sales Agents shall be undertaken only in accordance with this Agreement, the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the applicable rules and regulations of the SEC, the Blue Sky Survey and the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), including, but not in any way limited to, Sections 8, 24, 25 and 36 of Article III of the Rules of Fair Practice. Each Sales Agent will procure information and documentation from each subscriber solicited by their registered representatives to demonstrate a reasonable basis to believe that the sale of Units solicited by it were to a subscriber who, on the basis of information obtained from the subscriber concerning his investment objectives, other investments, financial situation and requirements, and any other information known by the Sales Agent, after due inquiry, is or will be: (i) in a financial position appropriate to realize to a significant extent the benefits of the investment described in the Prospectus; and, (ii) the subscriber has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity which shall be either: (a) a minimum annual gross income of $45,000 and a net worth (exclusive of home, home furnishings and automobiles) of $45,000; or (b) a net worth (determined with the foregoing exclusions) of $150,000; or (c) such other higher gross income and/or net worth requirements of the state where such investor resides; and, (iii) the Units are otherwise a suitable investment for the subscriber. Each Sales Agent shall maintain records disclosing the basis upon which they determined the suitability of any persons who purchased Units for a period of six years.

3.    Authorized Communication.

(a) Prospectus Review. Managing Dealer hereby affirms that it has reviewed the draft Prospectus furnished to it and has formed a reasonable basis to believe that all material facts related to the Partnership, the offering, and the proposed operation of the Partnership have been adequately and accurately disclosed and that such facts are sufficient for it to provide prospective investors with a basis for evaluating the merits of an investment in the Partnership.
 In making the foregoing affirmation, Managing Dealer, for itself and in the agreements it negotiates with the Soliciting Dealers, may make reference to descriptions in the Prospectus, other than the descriptions in the Summary, which are for convenience, only. Sales Agents agree to maintain files to disclose and preserve the basis upon which the determination of suitability for investment in the Partnership was reached as to each subscriber solicited by it for a period of not less than six years. The basis for determining suitability may include the Subscription Agreement and Power of Attor-ney and other certificates submitted by subscribers upon which the Sales Agents and the Partnership may rely, absent actual knowledge of or a reason to believe, any information contained in such documents is inaccurate. Specifically, each Sales Agent has reviewed and will cause its potential subscribers to review: (i) the Risk Disclosure Statement; (ii) the items of compensation relating to the Fund set forth under "Fees, Compensation And Expenses"; (iii) certain tax aspects of an investment in the Fund set forth under "Summary of Income Tax Consequences"; (iv) the financial condition and experience of the General Partner set forth under "General Partner"; and, (v) the risk factors relating to an investment in the Units set forth under "Risk Factors".

(b) Each Sales Agent agrees to: (i) deliver to each person who subscribes for the Units, a Prospectus, as then supplemented or amended, no less than five days prior to the tender of his subscription agreement (the "Subscription Agreement"); (ii) comply promptly with the written request of any person for a copy of the Prospectus during the period between the effective date of the Prospectus and the later of the termination of the distribution of the Units or the expiration of 90 days after the first date upon which the Units were offered to the public; and, (iii) deliver in accordance with applicable law or as prescribed by any state securities administrator to any person a copy of any document included within the Prospectus.

4. Subscriptions. During the Offering Period, the Sales Agents shall cause the subscriber to deliver all qualification documentation, subscriptions for Units, and checks for payment for Units shall be delivered by the Sales Agents to the General Partner of the Fund for review and acceptance.

(a) All checks shall be made payable to "First American State Bank-Escrow Agent for Atlas Futures Fund, LP", (the "Escrow Agent") to be deposited within 24 hours after receipt by Sales Agents to the Escrow Account as described in the Prospectus or, after the termination of the escrow, to "Atlas Futures Fund, Limited Partnership" for investment in the Fund effective on the next admission date by the General Partner following the sale of the Minimum or, will be returned by the General Partner to the subscriber together with an explanation to the subscriber, with a copy to the Managing Dealer and the Soliciting Dealer, if applicable, of the reason for the refusal by the General Partner to accept the subscription on behalf of the Partnership. The Sales Agents may not accept cash for the sale of Units. Checks not made payable as described in the Prospectus and above will be returned to the subscriber.

D. Payments to Managing Dealer. The Managing Dealer will be paid a one time sales commission of six percent ( 6%) of the gross subscriptions for all Units sold by the Sales Agents at the time of acceptance of the sale by the General Partner; provided, however, prior to the sale of the Minimum, checks for the gross sales price, including commissions, shall be made payable and deposited to Escrow as provided in the Prospectus. Upon the termination of the Escrow Agreement, the Managing Dealer will receive a check from the Escrow Agent in the amount of six percent (6%) of the gross subscriptions for all Units sold to that point in time. Managing Dealer will be solely responsible for negotiation of the amount, timing, and payment of the sales commissions to the Soliciting Dealers. The Partnership and its General
Partner may not, under any circumstances, waive, modify, or otherwise adjust the sales commission to be paid pursuant to the terms of this Agreement.

E. Payment of Trailing Commissions. The General Partner shall pay a portion of the fixed commodity commission, after payment of expenses, as Trailing Commissions to the Sales Agents, including the Affiliated Introducing Broker of the General Partner, which are qualified to receive such commissions on terms it shall negotiate with such Sales Agents. The term expenses means the amounts paid by the General Partner for clearing charges and fees to the FCM and other Clearing Brokers, the Cash FX Firm, if any, the Exchanges, and the NFA. The method and the amount of such commissions or fees paid by the General Partner to the Sales Agents shall be determined solely by negotiations between the General Partner and the Sales Agents; provided, however, no change shall be made to permit a retroactive adjustment to Trailing Commissions previously paid. Any such adjustment in rate of Trailing Commissions must have equal application to all Sales Agents. Such fees and charges paid by the Fund to the General Partner are described in detail in the Prospectus.

F. Continuing Service. In consideration of the payment of Trailing Commissions related to the trade of commodities by the Partnership to the employers of the associated persons who are Commodity Futures Trading Commission registered or otherwise qualified to be paid Trailing Commissions, such employers and associated persons agree to provide services to the Fund, investors in the Fund, and the General Partner. Such services shall include, but are not limited to, (i) preparation of projections of methods to be used and costs to identify suitable investors to solicit to buy Units; (ii) establish a promotion budget for delivery of information regarding the Fund to the registered representatives of the Sales Agents;
(iii) inquiring of the General Partner of the Fund, from time to time, at the request of an owner of Units to determine the net asset value of a Unit, the commodity markets traded, the advisors utilized, the Fund performance, and assisting, at the request of the General Partner, in the transfer and Redemption of Units sold by the Sales Agents; (iv) provide training and supervision of personnel to provide service to investors in the Fund; (v) maintain and distribute current copies of Prospectuses and financial reports; (vi) provide assistance and review in designing materials to send to Partners and potential investors and developing methods of making such materials accessible to Partners and potential investors; and, (vii) generally, take those steps necessary and desirable to aid in the retention of investment in the Partnership.

II. Partnership Support to the Sales Effort. The Partnership will provide sales literature, memorandum, telephone consultations and any other reasonable services to support the selling efforts of the Sales Agents.

A. Customer Support. The Partnership will provide copies of all communications required to keep the investors sold by the Sales Agents informed of the performance of the Partnership and required by law to be distributed to the purchasers of Units sold by the Sales Agents, including, but not limited to, the monthly and the annual audited financial statements for the Partnership. In addition, the Partnership shall provide prompt and professional courteous response to requests made for information and other service made directly to the Partnership by investors sold by the Sales Agents.

B. Customers Protected. The Partnership and its affiliates agree, on a best efforts basis, to not solicit or do business with any customer or any person referred to the Partnership by the Sales Agents or by a person sold by the Sales Agents. If such business is done, knowingly or unknowingly, all sales commission payable as a result of sales to customers of Sales Agents or persons referred by customers of Sales Agents will be paid to the Sales
Agents as provided in this Agreement for those Units sold to those accounts.
 In the event of a common prospect, the Sales Agent which first obtains a signed subscription from the customer receives the commission and the right to future referrals from that customer. The documentation used by the customer will identify the sales person and control the determination of who made the sale and, whenever possible, the customer will not be involved in the dispute. The Partnership will use its best efforts to keep the names of the customers and prospects of the Sales Agents confidential.

III. Representations by All Parties. Each party hereto represents the following to the other party to this Agreement.

Legal Compliance. The Parties hereto will use their best efforts to comply fully with all applicable laws and the rules of the National Association of Securities Dealers (the "NASD"), the Securities and Exchange Commission (the "SEC"), and state securities administrators of the several states and various other jurisdictions applicable to each of them in regard to their activities under this Agreement which in any way effects the offer and sale of Units.

A. Authority to Act. Each party to this agreement represents to the others that it is duly organized and validly existing under the laws of the state of its formation, is a member in good standing of the self regulating organizations, if any, which regulate the sale of Units, has all the registrations, licenses and permits required to perform its duties hereunder, and has the full power and authority to act in its capacity in the manner contemplated by this Agreement and as described in the Prospectus. This Agreement has been duly and validly authorized, executed and delivered on behalf of each party hereto and is a valid and binding agreement, enforceable in accordance with its terms. Each party has been afforded the opportunity to be represented by legal counsel of its choice.

B. No Breach of Agreements. The entry of this Agreement will not cause a default of any other agreement to which any party hereto is a party. No party to this Agreement is in breach of any agreement to which it is a party which will be material to its performance under this Agreement nor will any party during the term of this Agreement be in contravention of or default under any order, law or regulation binding upon it. The execution and delivery of this Agreement, consummation of the transactions herein contemplated and compliance with the terms hereof will not constitute or result in a default under or contravene any provision by any party of the limited partnership agreement or any other agreement, order, law or regulation related to the Fund.

IV. Representations of the Partnership. The Partnership represents and warrants to the Sales Agents that:

A. All Material Facts Disclosed. The Prospectus contains all material statements and information required to be included therein by the Securities Act of 1933 and the Commodity Exchange Act, and the securities laws of the various states selected by the Partnership in which offers for the sale of Units will be made, as those laws may be amended, from time to time, during this offering and the rules and regulations promulgated thereunder; will conform in all material respects with the requirements of such laws and the rules and regulations thereunder; and, will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading; provided, however, that this representation and warranty shall not apply, with respect to the Sales Agents, to any statements or omissions in the Prospectus, or any such amendment or supplement, which supplies the information and which is in writing and furnished by the Partnership to the Sales Agents prior to the sale in question.

B. The Units are Valid. The Units, when issued and sold pursuant to the terms hereof and of the Prospectus, will be validly issued, fully paid and not subject to call or assessment, and the Partnership will apply the net proceeds received from the issuance and sale of the Units in the manner set forth in the Prospectus.

C. Other Agreements Valid. The customer agreement with each clearing broker and/or foreign exchange clearing firm (the "Brokerage Agreements") and the Power of Attorney granted to the commodity trading advisor has, to the best knowledge of the General Partner after due inquiry, been duly and validly authorized, executed and delivered on behalf of the Fund and the other party to the agreement, and each is a valid and binding agreement of the Fund in accordance with its terms, except to the extent that the exculpation and indemnification provisions of such agreements may be limited by applicable law or this Agreement.

D. Necessary Authority. The Fund has all necessary governmental, regulatory and commodity exchange approvals and licenses and has effected all filings and registrations required to conduct its business and perform its obligations as described in the Prospectus. The Fund will use its best efforts to be and remain qualified to offer and sell the Units in those jurisdictions in which the Units will be offered. The Fund is not and, upon implementation or consummation of the transactions contemplated by this Agreement and the limited partnership agreement, will not be an investment company within the meaning of the Investment Company Act of 1940, as amended.

V. Representations of the General Partner. The General Partner represents and warrants to the Sales Agents that:

A. Government Authority. The General Partner has all governmental, regulatory and other approvals and licenses and has effected all filings and registrations including, without limitation, registration as a commodity pool operator under the Commodity Exchange Act, as amended, and membership in NFA, as a corporation under the laws of the State of Delaware, required to conduct its business as described in the Prospectus or required to perform its obligations as described therein or under the limited partnership agreement, the power of attorney to the CTA, this Agreement and the Brokerage Agreements, and covenants that it will use its best efforts to maintain such approvals, licenses, filings, registrations, and memberships in full force and effect.

B. Contracts and Information Complete. The limited partnership agreement, the power of attorney, the Brokerage Agreements and this Agreement have each been duly authorized, executed and delivered by the General Partner, and each is intended to be a valid and binding agreement of the Partnership and the General Partner in accordance with its terms. All references and information concerning the General Partner in the Prospectus supplied by it are accurate in all material respects and, as to it, the Prospectus does not contain any misleading or untrue statement of a material fact or omit to state a material fact which is required to be stated or which is necessary to prevent the statements therein from being misleading.

C. Compliance with Partnership Requirements. The General Partner will purchase or subscribe for the Units of General Partnership Interest required of it as disclosed in the Prospectus and will have a net worth equal to or in excess of the requirements stated therein upon the offering described in the Prospectus and upon admission to the Fund of all limited partners who purchase Units during this Offering Period

D. Fees and Costs Attendant to Partnership Offering. The Partnership will pay, or cause to be paid, all costs and expenses associated with this offering of the Partnership's Units, including (i) the preparation, printing and filing of the Prospectus and all amendments and supplements thereto with the appropriate Federal and state regulatory agencies and the self regulatory agencies; (ii) the furnishing to the Sales Agents of copies of the Prospectus and of other documents required to be furnished, including costs of shipping and mailing; (iii) fees and disbursements of legal counsel, accountants, and other experts in connection with the transactions contemplated by this Agreement; and, (iv) any other organization, escrow, and offering expenses of the Partnership associated with this Offering Period. The General Partner may be reimbursed by the Fund to the extent of any organization and offering expenses it has advanced. Each other party to this Agreement shall bear all of its own expenses under this Agreement, including fees and disbursements of its legal counsel, accountants and other experts.

VI. Representations of the Sales Agents. The Sales Agents represent to the Partnership and the General Partner as follows:

A. All Material Facts Disclosed. Sales Agents have disclosed all material statements and information related to the Sales Agents required to be disclosed to the General Partner by the Securities Act of 1933 and the Commodity Exchange Act, and any corresponding applicable state law, as amended, from time to time, and the rules and regulations promulgated thereunder; and, (i) all information furnished to the Partnership or the General Partner about the prospects and subscribers to the Partnership by the Sales Agents will be, to the best of Sales Agents knowledge and belief, complete, true and correct; and, (ii) all information furnished by the Sales Agents to prospects and subscribers regarding the Partnership will also be true and correct and will be in reliance upon and only the information furnished in the Prospectus, amendments thereto or in writing intended by the General Partner to be delivered to prospective investors.

B. Agreements Valid. The Sales Agents have the authority to enter into this Agreement and all other agreements required to perform its obligations hereunder.

C. Necessary Authority. The Sales Agents have all necessary governmental, regulatory and other approvals and licenses and has effected all filings and registrations required to conduct its business and perform its obligations as described in the Prospectus and this Agreement. The Sales Agents will use their best efforts to be and remain qualified to offer and sell the Units in those jurisdictions in which the Partnership and the Sales Agents agree the Units will be offered. Specifically, each Sales Agent represents that it is a broker or dealer as defined in Section 3(a)(4) or 3(a)(5) of the Securities Exchange Act of 1934 ("Exchange Act"); that it is registered with the Securities and Exchange Commission pursuant to Section 15 of the Exchange Act; that it is a member of the NASD; that its customers' accounts are insured by the Securities Investors Protection Corporation ("SIPC");
and that, during the term of this Agreement, it will abide by all of the rules and regulations of the NASD including, without limitation, the NASD Rules of Fair Practice. Each Sales Agent agrees to notify the General
Partner immediately in the event of (1) the termination of its coverage by the SIPC; (2) its expulsion or suspension from the NASD, or (3) its being found to have violated any applicable Federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. Any Sales Agent's expulsion from the NASD will automatically terminate this Agreement immediately without notice. Suspension of any Sales Agent from the NASD for violation of any applicable Federal or state law, rule or regulation will terminate this Agreement effective immediately upon written notice by the General Partner of termination to Sales Agent.

D. Use of Discretionary Authority. Sales Agents will not make sales of Units from a discretionary account over which it or any of its registered representatives or the affiliates of any of them have control without prior written approval of the customer in whose name such discretionary account is maintained.

E.    ERISA Assets.

1. Sales Agents understand that the Department of Labor views ERISA as prohibiting fiduciaries of discretionary ERISA assets from receiving administrative service fees or other compensation from funds in which the fiduciary's discretionary ERISA assets are invested. To date, the Department of Labor has not issued any exemptive order or advisory opinion that would exempt fiduciaries from this interpretation. Without specific authorization from the Department of Labor, fiduciaries should carefully avoid investing discretionary assets in any fund pursuant to an arrangement where the fiduciary is to be compensated by the fund for such investment. Receipt of such compensation could violate ERISA provisions against fiduciary self-dealing and conflict of interest and could subject the fiduciary to substantial penalties.

2. No Sales Agent will perform or provide any duties which would cause it to be a fiduciary under Section 4975 of the Internal Revenue Code, as amended. For purposes of that Section, each Sales Agent understands that any person who exercises any discretionary authority or discretionary control with respect to any individual retirement account or its assets, or who renders investment advice for a fee, or has any authority or responsibility to do so, or has any discretionary authority or discretionary responsibility in the administration of such an account, is a fiduciary.

VII. Indemnification and Limits. The parties hereto agree to provide indemnification upon the following terms and limits:

A. Indemnification from General Partner to Sales Agents. The General Partner agrees to indemnify and hold harmless the Sales Agents and each person, if any, who controls the Sales Agents within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, liabilities and expenses including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted to which, jointly or severally, they, or any of them, may become subject as a result of any breach of fiduciary duty owed by the General Partner to the Partnership or under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Commodity Exchange Act, as amended, any other Federal or state statutory or foreign law or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses or actions with respect thereto arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as any such untrue statement or omission or alleged untrue statement or omission was made in the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Fund expressly for use therein by the Sales Agent or any other independent third party; provided, however, in no event shall the General Partner's agreement to indemnify contained herein inure to the benefit of the Sales Agents or any person controlling the Sales Agents on account of any losses, claims, damages, liabilities, expenses or actions arising from the sale of Units to any person by the Sales Agents if such losses, claims, damages, liabilities, expenses or actions arise out of or are claimed to be based upon an untrue statement or omission or alleged untrue statement or omission in a Prospectus if a subsequent Prospectus or supplemental Prospectus shall correct, prior to the delivery to the Sales Agents by such person of his subscription, the untrue statement or omission or the alleged untrue statement or omission which is the basis of the loss, claim, damage, liability, expense or action for which indemnification is sought, or a copy of such subsequent Prospectus was not sent or given to such person simultaneously with or prior to the receipt by the Sales Agents of such person's subscription. In addition, this indemnification will not apply to any claims asserted as a result of the alleged misstatement of fact by any party other than the General Partner, or any other authorized representative of the Partnership or which was properly treated by (i) the Prospectus, as amended, from time to time, or (ii) written material furnished by the General Partner on behalf of the Partnership for the purpose of delivery to prospects or subscribers.

B. Indemnification from Sales Agents to Other Parties. The Sales Agents agree to indemnify and hold harmless the General Partner, the Fund, and each person, if any, who controls either of them within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, liabilities and expenses including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted to which, jointly or severally, they, or any of them, may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Commodity Exchange Act, as amended, any other Federal or state statutory or foreign law or regulation, at common law or otherwise, insofar as the losses, claims, damages, liabilities or expenses indemnified against arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which was made to a prospect or subscriber to Units by the Sales Agents or either of them; provided, however, that the obligation of the Sales Agents to indemnify the Fund or the General Partner, or any person who controls them, hereunder shall be limited to the total price of the Units sold by the Sales Agent; and, provided, further, that the final award or court order specifically find the Sales Agent was guilty of such misrepresentation.

C. Sales Agents Responsible for Payment of Commissions. Provided the General Partner properly pays the sales or Trailing Commissions to the Managing Dealer or the Sales Agent which sold the Units, such Managing Dealer or Sales Agent agrees to indemnify and hold harmless the Fund and the General Partner from all claims, including attorney fees and costs, from any person who asserts they are entitled to a portion of the Trailing Commissions or are entitled to a portion of the Sales Commissions paid to the Managing Dealer pursuant to a Soliciting Dealer Agreement with the Partnership.

D. Limits upon Indemnification. The obligation to provide the above described indemnification's are conditioned upon and subject to the following limitations:

1. Provide Notice. As condition precedent to indemnification under this Agreement, a party must, within ten days after receipt of information to inform it of the existence of a potential claim or the commencement of any action, suit or proceeding against it for which it will make a claim for indemnification from another party under this Agreement, provide a complete description of the claim and give notice to the indemnifying party of all facts related to such claim including, but not limited to, sending a copy of all papers served. The failure to provide such timely notice shall be a waiver of indemnification under this Agreement but such omission shall not be a waiver of any liability of any person under common law or statute or any other basis other than under the indemnification provisions of this Agreement. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall have properly notified the indemnifying party of such claim, the indemnifying party shall be entitled to participate in the defense of such claim and, if it so elects, individually or jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, other than reasonable costs of investigation requested by the indemnifying party, subsequently incurred by such indemnified party in connection with the defense thereof and shall not be responsible for the quality of the defense or the outcome of the case.

2. Legal Counsel. The indemnified party shall have the right to employ its own counsel in any such action in which the indemnifying party has so assumed the defense, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized by the indemnifying party, (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying party shall not in fact have employed counsel to assume the defense of such action, in each of which cases, the fees and expenses of counsel shall be at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of any action or claim effected without its consent. In the case of (ii) above, the indemnifying party, or the indemnifying parties, if an indemnified party shall have a claim for indemnification against more than one indemnifying party, shall not be liable for the expenses of more than one separate counsel for the General Partner and the Fund and any person who controls them within the meaning of Section 15 of the Securities Act.

3. General Partner Liability Limitation. Any exculpation provisions of the Limited Partnership Agreement shall not relieve the General Partner from any liability it may have or incur to the Fund under this Agreement, nor shall the General Partner be entitled to be indemnified by the Fund, pursuant to any indemnification provisions contained in the Limited Partnership Agreement or the Brokerage Agreements, against any loss, liability, damage, cost or expense it may incur under this Agreement.

VIII. Termination. This Agreement may be terminated upon the following terms and conditions:

A. Without Cause. This Agreement may be terminated without cause by any party upon forty-five (45) days notice to the other parties.

B. With Cause. Any party may terminate this Agreement at anytime for cause if the General Partner commits a breach of fiduciary duty owed to the Fund, any domestic or international event, act or occurrence has materially disrupted, or in the opinion of the General Partner will, in the immediate future, materially disrupt the commodities markets; or, any party to this Agreement breaches a material term of this Agreement including, but not limited to, fails to cure any law or rule violation attendant to its right to perform under this Agreement or makes any false statement or omission to any prospect or subscriber of Units or required to be made under this Agreement.

C. Payments after Termination. The Partnership will continue to pay Sales Commissions and Trailing Commissions provided by this Agreement, after termination of this Agreement, for any reason, for all Units sold by the Sales Agents during the term of this Agreement; provided, however, to receive trailing commissions, the Sales Agents must continue to service the holders of Units after such termination. No such commissions, if any, shall be paid until after the break of escrow as provided in the Prospectus for the sale of Units in the Fund.

IX. General Provisions. The following general terms are to apply to this Agreement.

A. Reference to Prospectus. The Sales Agents acknowledge receipt of a copy of the draft Prospectus referred to above and, subject to the delivery by the General Partner of all marked copies, revisions, Amendments and Addenda thereto, all filings made to the Securities and Exchange Commission, together with an opinion from counsel for the Partnership that they are complete and that the Units are available for sale in the states identified in the Blue Sky Survey (which shall not be an opinion of counsel), the Sales Agents will distribute the offering in accordance with the instructions of the Partnership. Terms with the first letter capitalized which are not defined is this Agreement are defined in the Prospectus.

B. Survival of Representations. The representations contained in this Agreement made by any party shall survive the issue, sale and payment for the Units hereunder and the termination of this Agreement as to all Units which remain in the Partnership. The fact a party may conduct a due diligence review to determine the accuracy of one or all of the representations made in this agreement shall not be deemed a waiver or apply estoppel or otherwise legally affect such representation should at some later time any such representation be proved untrue.

C. Independent Contractors. The parties hereto, subject to the procedures established by the Partnership to preserve the legality of the offering and to assure that all persons solicited will be pre-qualified as suitable to become investors in the Partnership, shall be free to exercise their independent judgment as to the performance of their obligations under this agreement. The parties hereto shall be free to devote whatever time they choose to any other business of their choice. The Sales Agents are independent from the General Partner and the Partnership; the relationship of the Sales Agents with the General Partner and the Partnership are as independent contractors. The parties agree that in each transaction in the Units of the Fund and with regard to any services rendered pursuant to this
Agreement: (a) each Sales Agent is acting as agent for the subscriber; (b) each transaction is initiated solely upon the order of the subscriber; (c) as between each Sales Agent and its customer, the customer will have full beneficial ownership of all Units of the Fund; (d) each transaction shall be for the account of the subscriber and not for the Sales Agent's account; and (e) each transaction shall be without recourse to Sales Agent provided that Sales Agent acts in accordance with the terms of this Agreement.
Neither the Managing Dealer nor any other Sales Agent shall have any authority in any transaction to act as agent for the General Partner or as agent for the Fund.

D. Successors and Assigns. This Agreement has been and is made solely for the benefit of the parties hereto to the extent expressed herein, for the benefit of persons controlling any of such parties hereto and the respective successors and assigns of such controlling persons, and no other person shall acquire or have any right under or by virtue of this Agreement. There may be no assignment of this Agreement.

E. Notices. Any notices under this Agreement shall be given or confirmed in writing and sent registered or certified mail, postage prepaid, addressed as to such person at the address in the caption of this Agreement or to such other address as changed from time to time by either party hereto by written notice to the other.

F. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

G. Arbitration. Any controversy or disagreement between the parties to this Agreement shall be determined by binding arbitration in the City of Ft. Lauderdale, State of Florida, by a single arbitrator knowledgeable in the securities or commodities business in accordance with the rules and regulations as promulgated by the American Arbitration Association and judgment on any award so made may be entered in any court having jurisdiction. In the event a party is required to retain legal counsel to enforce or defend its rights under this Agreement, the loser of any such dispute agrees to pay all costs including all reasonable attorney fees and court costs, attendant to the protection of its rights hereunder.
Specifically, and not by way of limitation to the foregoing, should either party lose an arbitration claim and subsequently file a court action, such losing party shall pay the legal fees and costs of the party defending the attempted avoidance of the arbitration award.

H. Applicable Law and Severability. This Agreement shall be governed by the laws of the State of Florida. If any of the provisions of this Agreement are held unlawful, void or unenforceable, such event shall not affect the enforceability of the remaining provisions.

I. Captions. All captions used herein are for convenience only, are not a portion of this Agreement and are not to be used in construing or interpreting any aspect of this Agreement.

J. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


    IN WITNESS WHEREOF, the Fund, the General Partner, and the Sales Agent have executed this Agreement on the day and year first above written.

Atlas Futures Fund, Limited Partnership     Ashley Capital Management, Inc.

By:  Ashley Capital Management, Inc.
     Its General Partner


By:  ___________________________           By:  __________________________
     Shira Del Pacult                           Shira Del Pacult
     President                                  President



Futures Investment Company



By:  ___________________________
     Shira Del Pacult
     President